Exhibit 10.11

CONTRIBUTION AGREEMENT

by and among

[PUBLIC ENTITY],

Empire State Realty OP, L.P.

and

Empire State Realty Trust, Inc.

Dated as of [            ], 201[    ]

i

ii

EXHIBITS

A	Contributing Entities, Contributed Properties and Property Interests

B	Form of Contribution and Assumption Agreement

C	Form of Existing Loan Indemnity Agreement

D	Form of Tenant Estoppel

E	Form of Release

F	Form of Bargain and Sale Deed

G	Form of Lock-Up Agreement

H	Form of Articles

SCHEDULES

1.4	Excluded Assets

1.6	Excluded Liabilities

1.8	Calculation of Contributor Value

1.9	Capital Expenditures

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as [            ], 201[    ] (the “Effective Date”) by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”) and [PUBLIC ENTITY], a New York limited liability company (the “Contributor”). Terms used but not defined shall have the meanings ascribed to them in Section 7.1.

RECITALS

A. The Operating Partnership desires to consolidate the ownership of (i) a portfolio of real properties (the “Contributed Properties”) owned by Contributor and other contributors (the “Other Contributors” and together with Contributor, the “Contributing Entities”) and (ii) Malkin Holdings LLC, Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Management Companies”), subject to the approval of the owners of the Contributing Entities and the Management Companies, through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership intends to acquire, directly or indirectly, the right, title and interests (including fee interest, ground leasehold interests and operating leasehold interests, as applicable) of the Contributing Entities in the Contributed Properties as indicated on Exhibit A (the “Property Interests”). The Operating Partnership also desires to have an option to acquire the interests (the “Optional Property Interests”) owned by certain private entities (the “Optional Contributing Entities”) in the real properties (the “Optional Contributed Properties”) as indicated on Exhibit A, which may be exercised only after the final resolution of certain ongoing litigation with respect to the Optional Contributed Properties.

B. The Formation Transactions will occur in conjunction with the proposed initial public offering (the “IPO”) of the Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”). The Company will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and is the sole general partner of the Operating Partnership.

C. Contributor is the holder of the Property Interest in the property known [PROPERTY] (the “Property”) as indicated on Exhibit A.

D. Contributor desires to, and the Operating Partnership desires Contributor to, contribute to the Operating Partnership, all of Contributor’s Property Interest, free and clear of all Liens (other than Permitted Encumbrances), in exchange for limited partnership interests (the “OP Units”) in the Operating Partnership, shares of Class A Common Stock and/or cash on the terms and subject to the conditions set forth in this Agreement (the “Consolidation Transaction”).

E. Subject to the conditions set forth in this Agreement, Contributor will distribute the OP Units, Class A Common Stock and/or cash consideration received in connection with the Consolidation Transaction to the holders of member, partner or profits interests (including the override interests currently held by the Supervisor or its successors), as applicable (provided that

OP Units will only be distributed with respect to Participation Interests and any override interests contributed to the Operating Partnership by the Malkin Family Contributors (as defined below)), of Contributor, and to the extent any member or partner is an agent for participants, such member or partner will distribute the consideration received to its participants, in accordance with the applicable Organizational Documents of Contributor and the elections made by such members, partners or participants, after taking into account the allocation to the Supervisor, its successors or other persons in respect of its distributions on its override interests. A holder of an override interest or a Participation Interest, as applicable, in a Contributing Entity is referred to in this Agreement individually as a “Participant” and collectively as the “Participants.”

F. The parties acknowledge that the Operating Partnership’s (i) acquisition of the Contributed Assets and the Assumed Agreements and (ii) assumption of the Assumed Liabilities is subject to the conditions set forth in this Agreement. Additionally, it is understood that the Operating Partnership or a Subsidiary thereof may acquire the Optional Property Interests and may acquire interests in additional properties with the proceeds of the IPO or otherwise.

G. The parties acknowledge that in connection with the Formation Transactions, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal (the “Principals”), pursuant to that separate agreement among the Principals, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”), will indemnify, to the extent set forth therein, the Operating Partnership and the Company with respect to the breach of certain of the representations and warranties set forth in such agreement. Pursuant to a separate agreement among Anthony E. Malkin, Peter L. Malkin, the Company and/or the Operating Partnership (the “Tax Protection Agreement”), Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and those of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, certain other Affiliates and related parties of any of the foregoing, and a Participant in a privately-held Contributing Entity will receive protection from certain potential Tax consequences that could arise from transactions that may occur following the Formation Transactions.

H. Pursuant to a Contribution Agreement entered into as of November 28, 2011, between the Company, the Operating Partnership and certain Persons affiliated with the Malkin Family Group (including the Supervisor) (individually, a “Malkin Family Contributor” and collectively, the “Malkin Family Contributors”), the Malkin Family Contributors agreed to contribute certain interests in the Contributor and certain of the Other Contributors to the Operating Partnership in exchange for OP Units and shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock”).

I. Whereas, (i) the Company and the Operating Partnership have entered into separate contribution agreements with certain Participants in Contributor (the “Charitable Participants”) and the direct and indirect holders of the equity interests in such Charitable Participants, whereby each of the Company and the Operating Partnership has agreed to acquire immediately prior to the Closing hereunder from such Charitable Participants or such holders or transferees thereof that are Charitable Organizations (“Sellers”) the equity interests in such Charitable Participant or its Participation Interest, (ii) pursuant to such separate contribution agreements, the Operating Partnership will pay to the applicable Seller or its designee with respect to each such Charitable Participant the consideration under the applicable separate contribution agreement (which will be equal to the consideration such Charitable Participant would have been allocated and entitled to receive pursuant to the terms of this Agreement had it remained a Participant in Contributor, increased in certain cases by additional consideration relating to certain Participants’ exemption from New York City real estate transfer taxes applicable to the transfer) and will acquire the applicable Participation Interest or equity interests in each Charitable Participant, as the case may be, and (iii) after such acquisition, distributions from Contributor will be made in respect of the Participation Interests directly and indirectly transferred thereby, and the Company and/or the Operating Partnership, as the owner(s) of such Charitable Participants or Participation Interests, as the case may be, will be entitled to such distributions, except that each will assign to the applicable Seller the rights to receive distributions in respect of such Participation Interests as set forth in such separate contribution agreements.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION

Section 1.1 Contribution of Property Interest and Other Assets. At the Closing and subject to the terms and conditions contained in this Agreement, Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept the following (other than Excluded Assets): (a) its Property Interest in the Property together with all easements and other rights appurtenant thereto and (b) all right, title and interest held directly or indirectly by Contributor in (i) all Fixtures and Personal Property related to the Property, if any, (ii) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property, if any (together with the Fixtures and Personal Property the “Contributed Assets”) and (iii) all agreements and arrangements related to the Property, if any, to which Contributor is a party, directly or indirectly, including without limitation, (A) all leases, licenses, tenancies, possession agreements and occupancy agreements (excluding subleases entered into by tenants of the Property, as sublandlord, if any) (“Leases”), if any, (B) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (in each case, other than such agreements entered into by tenants, if any) and (C) all other agreements to which Contributor is a party (all such agreements, collectively, the “Assumed Agreements”), in each case unless specified as an Excluded Asset in this Agreement and, in each case, free and clear of any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Lien), other than Permitted Encumbrances. The contribution of the Contributed Assets and the Assumed Agreements, if any, and the assumption of all obligations thereunder, shall be evidenced by the Contribution and Assumption Agreement in the form attached hereto as Exhibit B (the “Contribution and Assumption Agreement”).

Section 1.2 Designation of Assignee. The Company and the Operating Partnership reserve the right, by written notice to Contributor, to reallocate the Property Interest and any other Contributed Assets slated for acquisition by the Operating Partnership in the Consolidation Transaction, such that the Property Interest and any such Contributed Assets will instead be contributed to and acquired by the Company or any Subsidiary of the Company or the Operating Partnership and such entity will assume the obligations of the Operating Partnership under this Agreement (including all liabilities related to the Contributed Assets and Assumed Agreements); provided that such reallocation does not adversely affect the Tax treatment of the Consolidation Transaction contemplated herein to any party hereto.

Section 1.3 Alternate Transaction. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership, may elect, in its sole and absolute discretion, to effect an Alternate Transaction, provided that the Requisite Consent would be sufficient to approve such Alternate Transaction. In such event, Contributor (i) hereby agrees and consents to such election without the need for the Operating Partnership to seek any further consent or action from Contributor or any Participant in Contributor and (ii) shall, and to the extent practicable, shall cause its Participants and, if applicable, its Subsidiaries to, enter into and perform any agreements as shall be necessary to consummate such Alternate Transaction. Notwithstanding the foregoing, the Supervisor (on behalf of Contributor) may elect, in its sole discretion, to effect an actual or de facto recapitalization of the Contributor provided that such recapitalization does not change the consideration a Participant in Contributor would receive or the anticipated Tax consequences of the Consolidation Transaction to a Participant in Contributor.

Section 1.4 Excluded Assets. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of Contributor set forth on Schedule 1.4 shall be deemed “Excluded Assets” and not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto. On or prior to the Closing, Contributor must distribute to its Participants all of its cash (excluding from distributable cash (a) any reserves on deposit with lenders for escrow accounts, (b) amounts attributable to prepayments of more than thirty-five (35) days of rent, management fees, other income streams or expense reimbursements, (c) amounts held by Contributor as security deposits or amounts otherwise required to be reserved by Contributor pursuant to existing agreements with third parties and (d) cash in addition to the foregoing, if any, required to maintain a normalized level (as determined in good faith by the Supervisor) of Net Working Capital of Contributor (determined based on the most recent quarterly financial statement of Contributor)) to its Participants in accordance with the provisions of the applicable Organizational Documents of Contributor (such assets being deemed part of the definition of “Excluded Assets”); provided, however, that other than the distributions by Contributor and actions taken in connection with the Consolidation Transaction, Contributor has not since the date hereof taken, and shall not take, any action other than actions in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The Operating Partnership agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of Contributor or any Participant therein, shall be deemed to constitute a part of the assets and liabilities contributed to the Operating Partnership, and that such assets and liabilities will be retained by Contributor at the Closing. The Operating Partnership agrees and acknowledges that Contributor must transfer or distribute the Excluded Assets to its Participants at any time and from time to time prior to or after the Closing and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.5 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume from Contributor (or acquire the Property Interest subject to) and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of Contributor other than the Excluded Liabilities, if any (the “Assumed Liabilities”).

Section 1.6 Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Company nor the Operating Partnership shall assume or agree to pay, perform or otherwise discharge (and shall not acquire the Property Interest subject to) any liabilities, obligations or other expenses of Contributor as to the liabilities of Contributor set forth on Schedule 1.6 or arising out of or relating to the Excluded Assets (the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Company or the Operating Partnership pursuant to this Agreement or deemed to be acquired by the Company or Operating Partnership with the Property Interest and neither the Company nor the Operating Partnership shall have any rights or obligations with respect thereto.

Section 1.7 Existing Loans.

(a) The Property is encumbered with certain financing as set forth on Section 3.3(q) of the Disclosure Letter (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, mortgages, deeds of trust and all other documents or instruments evidencing, governing or securing such Existing Loans, including any financing statements, and any amendments, consolidations, restatements, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan, the Operating Partnership at its election shall either (i) assume the Existing Loan at the Closing (subject to obtaining any necessary consents from the lender related to such Existing Loan (in each case a “Lender” and collectively the “Lenders”) prior to Closing), (ii) take title to the Property Interest subject to the lien of the applicable Existing Loan Documents or (iii) cause the Existing Loan to be refinanced or repaid in connection with the Closing; provided, however, that if the Operating Partnership elects to proceed under clauses (i) or (ii) of this sentence with respect to an Existing Loan, the Operating Partnership nonetheless, at its sole discretion, may cause such Existing Loan to be refinanced or repaid after the Closing. Contributor acknowledges that, from the date of the initial filing of the registration statement on Form S-11 (the “Initial Filing Date”) in connection with the IPO, it shall use its commercially reasonable efforts to facilitate (or, in the case that Contributor is not the borrower under such Existing Loan under which the Property is mortgaged, cooperate with the borrower under each Existing Loan to), within ninety (90) days from the Initial Filing Date, the consent of the Lender to the assumption of each such Existing Loan by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing. In addition, Contributor and the Operating Partnership shall use commercially reasonable efforts to cause each Lender related to those Existing Loans which the Operating Partnership intends to assume or take subject to at the Closing, at or before the Closing, to deliver evidence of such Lender’s release of Contributor, the Principals and each of their respective Affiliates from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations (the “Existing Loan Release”). In the absence of such Existing Loan Release, at or before the Closing, the Operating Partnership shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C (the “Existing Loan Indemnity Agreement”) with respect to any obligation under the Existing Loan Documents of Contributor, each of the Principals and each of their respective Affiliates.

(b) In connection with the assumption of each Existing Loan or the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents at the Closing or refinancing or payoff of an Existing Loan or release of any mortgage encumbering the Property after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium, or other penalty or charge assessed by the applicable Lender pursuant to the Existing Loan Documents and associated with such assumption, refinancing or payoff prior to maturity or release, as applicable, and all other fees, charges, costs and expenses of any nature whatsoever, including without limitation, reasonable attorneys’ fees, incurred by or on behalf of Contributor in connection therewith (collectively, “Existing Loan Fees”), and shall indemnify and hold harmless Contributor, the Principals and each of their respective Affiliates from and against any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property Interest below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after Closing. Contributor shall use commercially reasonable efforts along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or a payoff of an Existing Loan (such as, without limitation, requesting a payoff statement and estoppel from the holder(s) of such Existing Loan), as applicable. Nothing contained in this Agreement shall be deemed to affect any limitation on the Operating Partnership’s ability to reduce the amount of indebtedness secured by the Property Interest pursuant to the terms of the Tax Protection Agreement.

Section 1.8 Consideration.

(a) On the Closing Date, the Operating Partnership shall, in exchange for the transfer of the Property Interest and the other Contributed Assets, and the assumption of the Assumed Liabilities and the Assumed Agreements of Contributor to the Operating Partnership, issue to Contributor a number of OP Units, transfer to Contributor a number of shares of Class A Common Stock and/or pay cash with an aggregate value equal to Contributor’s “Value” (as determined in accordance with Schedule 1.8) (such amount being Contributor’s “Total Consideration”). The number of OP Units to be allocated to Contributor shall correspond to the

Participation Interests and any override interests held by the Operating Partnership on the Closing Date as a result of the contribution of Participation Interests and override interests in the Contributor to the Operating Partnership by the Malkin Family Contributors. The number of shares of Class A Common Stock and/or cash to be allocated to Contributor shall be determined in accordance with its Participants’ election of Class A Common Stock and cash pursuant to Contributor’s Prospectus/Consent Solicitation Statement (the “Consent Solicitation”) to be provided to each Participant in Contributor to consent to the Consolidation Transaction. The number of shares of Class A Common Stock shall be reduced in accordance with Section 1.8(b) with respect to Participants in Contributor that will receive cash, and Contributor shall receive as part of the Total Consideration, cash in the amount determined pursuant to Section 1.8(b).

(b) (i) As soon as practicable after the Closing Date, the Contributor shall distribute to the Operating Partnership all of the OP Units held by the Contributor and shall distribute to its other Participants the shares of Class A Common Stock and cash to which they are entitled pursuant to this Agreement, the applicable Organizational Documents and the Consent Solicitation. Under and subject to the terms of the Consent Solicitation, each Participant in Contributor may be offered the right to elect to receive as a distribution in respect of its Participation Interests upon the consummation of the Consolidation Transaction and the closing of the IPO, instead of all or any portion of Class A Common Stock, cash, to the extent available, in an amount as provided in Section 1.8(b)(ii) and (iii) below or a combination of the foregoing, subject to the limitations set forth in the Consent Solicitation.

(ii) The cash that remains available out of the proceeds (after the other uses as described in the Consent Solicitation) of the IPO for distribution to the Contributing Entities on behalf of the Participants of the Contributing Entities, shall be determined as follows.

(A)	First: With respect to each Participant in each Contributing Entity (other than the Public Entities) that is not an Accredited Participant (each, a “Non-Accredited Participant”), an amount equal to the IPO Price multiplied by the number of OP Units that it otherwise would be entitled to receive;

(B)	Second: With respect to each Participant in each Public Entity that elects to receive cash (the “Public Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of shares of Class A Common Stock that it otherwise would be entitled to receive, which will be capped at an amount that the Supervisor believes is expected to allow the Formation Transactions to satisfy the requirements of Section 11-2102(e)(2)(D) of the Administrative Code of the City of New York and New York Tax Law Article 31, Section 1402(b)(2)(B)(ii); and

(C)	Thereafter: With respect to each Participant in each Contributing Entity that is a Charitable Organization and that elects to receive solely cash (the “Charitable Electing Participants”), an amount equal to the difference between the IPO Price and the Underwriting Discount per share multiplied by the number of OP Units that it otherwise would be entitled to receive.

(iii) If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above, there is not sufficient remaining cash to pay all Public Electing Participants, then there will be a pro rata cutback of the amount of each Public Electing Participant’s cash election in proportion to the amount of the cash election of each such Public Electing Participant. If after payment to the Non-Accredited Participants pursuant to clause (ii)(A) above and the Public Electing Participants pursuant to clause (ii)(B) above, there is not sufficient remaining cash to pay all Charitable Electing Participants, then there will be a pro rata cutback of the amount of each Charitable Electing Participant’s cash election in proportion to the amount of the cash election of each such Charitable Electing Participant. If the size of the IPO is increased after the effective time of the registration statement relating to the IPO or if the underwriters in the IPO exercise their option to purchase additional shares of the Class A Common Stock in connection with the IPO, all additional proceeds from the sale of shares of Class A Common Stock issued by the Company in such upsize or option will be allocated solely to the Sellers affiliated with the Estate of Leona M. Helmsley in the same manner as the cash option described in clause (ii)(C) above and this clause (iii) with respect to the OP Units it otherwise would be entitled to receive in respect of such additional proceeds if such proceeds are received on the Closing, and if any of such proceeds are received following the Closing as a result of the exercise of the underwriter’s option following such date, such Sellers shall receive such proceeds in an amount equal to the number of shares of Class A Common Stock sold pursuant to such option multiplied by the difference between the IPO Price and the Underwriting Discount in exchange for an equal number of shares of Class A Common Stock then held by such Sellers. No proceeds from any upsize or option shall be allocated to any other Participant. The total amount of cash that shall be distributed to Contributor will be equal to the amount of cash to which all of its Participants are entitled to receive in accordance with the foregoing.

(iv) No fractional shares of Class A Common Stock shall be issued to a Participant pursuant to this Agreement. If aggregating all shares of Class A Common Stock that a Participant in Contributor otherwise would be entitled to receive as a result of the Consolidation Transaction would require the issuance of a fractional share of Class A Common Stock, in lieu of such fractional share of Class A Common Stock, the Participant shall be entitled to receive one share of Class A Common Stock for each fractional share of Class A Common Stock of 0.50 or greater. The Company will not issue a share of Class A Common Stock for any fractional share of Class A Common Stock of less than 0.50.

(v) As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to Contributor’s Total Consideration shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon Contributor and its Participants.

(c) The parties acknowledge that the transfer to Contributor (for distribution to its Participants) pursuant to this Section 1.8 of Class A Common Stock shall be evidenced through the electronic registration of such Class A Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”), in such names as Contributor shall direct, based on instructions from its Participants receiving shares of Class A Common Stock hereunder.

(d) On the Closing Date:

(i) The Total Consideration shall be increased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 exceeds the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

(ii) The Total Consideration shall be decreased by the amount by which any Net Working Capital (determined based on the most recent quarterly financial statement of Contributor) remaining after the cash distributions to Participants in Contributor described in Section 1.4 is less than the normalized level of Net Working Capital for Contributor, as determined in good faith by the Supervisor.

Section 1.9 Tax Treatment.

(a) The parties intend and agree that the transfers contemplated by this Agreement, together with the contributions of Participation Interests in Contributor by the Malkin Family Contributors and the Charitable Participants, shall constitute an “assets over” partnership merger for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) and, as a result, that each distribution of cash and/or Class A Common Stock to a Participant in Contributor shall be treated as a sale by such Participant of its Participation Interest in Contributor and a purchase by the Operating Partnership of such Participation Interest for the cash and/or Class A Common Stock received by such Participant in accordance with Treasury Regulation Section 1.708-1(c)(4). Each such Participant who accepts such cash and/or Class A Common Stock explicitly agrees to the treatment described in the preceding sentence as a condition to receiving such cash or Class A Common Stock.

(b) Contributor and the Operating Partnership hereby agree to the U.S. federal income tax treatment described in this Section 1.9, and Contributor and the Operating Partnership shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

(c) The Company and the Operating Partnership shall be entitled to deduct and withhold from any portion of the Total Consideration to be distributed to a Participant in Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are withheld by the Company or the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to such Participant or Contributor in respect of which such deduction and withholding was made by the Company or the Operating Partnership.

Section 1.10 Term of Agreement. If the Closing does not occur by December 31, 2014 or such earlier time as the Company determines not to proceed with the IPO (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or Contributor shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2.

CLOSING

Section 2.1 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i) The requisite consent of the Participants in Contributor as set forth on Section 3.3(l) of the Disclosure Letter (the “Requisite Consent”) approving the Consolidation Transaction shall have been obtained. This condition may not be waived by any party;

(ii) The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Act. This condition may not be waived by any party;

(iii) The Company’s registration statement on Form S-11 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(iv) The Company’s registration statement on Form S-4 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(v) The Company shall have received, substantially concurrently with Closing hereunder, the gross proceeds from the IPO less total Underwriting Discount. This condition may not be waived by any party;

(vi) The consent of the Lenders to the assumption by the Operating Partnership or any of its Subsidiaries of those Existing Loans by the Operating Partnership or any of its Subsidiaries which the Operating Partnership or any of its Subsidiaries intends to assume at the Closing or to the taking of title to the Property Interest subject to the lien of the applicable Existing Loan Documents, as the case may be;

(vii) All necessary consents and approvals of Governmental Authorities or third parties (other than the Lenders) for Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained and to the extent the consent or approval of the ground lessor of the Property is required for Contributor to consummate the transactions contemplated hereby, such consent or approval shall have been obtained without qualification as to materiality;

(viii) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

(ix) The closing of the contributions with respect to Empire State Building Company L.L.C. and Empire State Building Associates L.L.C. pursuant to the Formation Transactions shall have occurred simultaneously with the Closing; and

(x) The IPO Closing (as defined herein) shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party.

(b) Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership and that, without limiting Contributor’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of Contributor):

(i) Except as would not have a Material Adverse Effect (as defined in clause (i) of such defined term), the representations and warranties of Contributor contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) Subject to the provisions of Article 6, there shall not have occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of Contributor and its Subsidiaries and the Property, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(iv) [Intentionally Omitted];

(v) There shall not have been a bankruptcy or similar insolvency proceeding with respect to Contributor; provided that the Company and the Operating Partnership shall have the right to elect to proceed with any Formation Transaction with respect to any Other Contributor that is not the subject of such proceeding;

(vi) Contributor, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(vii) A reputable title insurance company as selected by the Supervisor (the “Title Company”) shall have irrevocably issued a Title Policy to the Operating Partnership or a Subsidiary thereof, as fee owner of the Property, effective as of the Closing, with respect to the Property containing exceptions only for Permitted Encumbrances;

(viii) Contributor shall have used commercially reasonable efforts to deliver to the Operating Partnership estoppel certificates from (A) the tenants leasing at least ten percent (10%) of space within the Property (the “Tenant Estoppels”) which estoppels shall be substantially in the form of Exhibit D, or otherwise in the form required under such tenants’ respective Lease, and (B) any third-party ground lessors with respect to the Property (the “Ground Lease Estoppels”), which estoppels shall be in form and substance reasonably satisfactory to the Operating Partnership;

(ix) Anthony E. Malkin, Peter L. Malkin, the Company and the Operating Partnership shall have entered into the Tax Protection Agreement; and

Any or all of the foregoing conditions may be waived by the Operating Partnership (on its behalf and on behalf of the Company) in its sole and absolute discretion.

(c) Conditions to Obligations of Contributor. The obligations of Contributor to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of Contributor and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i) Except as would not have a Material Adverse Effect (as defined in clause (ii) of such defined term), the representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii) The Company and the Operating Partnership each shall have executed and delivered to Contributor the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2 Time and Place; Closing, Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.10, and subject to the satisfaction or waiver of the conditions in Section 2.1, the closing of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, through the Power of Attorney or the Attorney-in-Fact (described in Article 5 hereof), the legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing shall be the following:

(a) The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;

(b) The Articles;

(c) [Intentionally Omitted];

(d) Evidence of the DTC Registered REIT Stock, which shall bear substantially the legend set forth in the Articles or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder as set forth in the Articles on request and without charge;

(e) An affidavit from Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), the sole owner of Contributor for such purposes) of non-foreign status satisfying the requirements of Treasury Regulations section 1.1445-2(b)(2);

(f) The release executed by Operating Partnership and the Company in favor of the employees and Affiliates of the Supervisor in the form attached hereto as Exhibit E;

(g) A copy of the most recent as-built survey of the Property, if any;

(h) Any other documents that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership or that are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Property Interest of Contributor directly, free and clear of all Liens (other than the Permitted Encumbrances) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, grant deeds (if transferred directly), assignments of ground leases, air space leases and space leases, bills of sale, general assignments and all state and local transfer Tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of deeds or other Property Interest transfer documents is required;

(i) An assignment of a bargain and sale deed in substantially the form attached as Exhibit F, or in such form as is customary in the applicable jurisdiction which the Title Company shall require in order to issue the Title Policies;

(j) A standard owner’s affidavit executed by Contributor to the extent necessary to enable the Title Company to issue to the Operating Partnership or its Subsidiary, effective as of the Closing, with respect to the Property, either (i) an ALTA extended coverage owner’s or leasehold policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements) or (ii) such endorsements to the currently held owner’s or leasehold policy of title insurance for the Property as the Operating Partnership may reasonably request (including, without limitation, date-down, “Fairway” and co-insurance endorsements), in either event with coverage for the Property equal to the an amount reasonably acceptable to the Operating Partnership, and with a tie-in endorsement with respect to all Contributed Properties located in any state for which such tie-in endorsements can be issued for an owner’s or leasehold policy of title insurance, and levels of reinsurance for the Property as reasonably acceptable to the Operating Partnership, insuring fee simple and/or leasehold title (as applicable) to all real property and improvements comprising the Property in the name of the Operating Partnership (or a Subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Encumbrances (collectively, the “Title Policies”);

(k) The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by Contributor) and Contributor (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(l) Any Tenant Estoppels, any Ground Lease Estoppels and any other tenant estoppel certificates, in each case, to the extent obtained by the Contributor in accordance with Section 2.1(b)(viii);

(m) The Operating Partnership and the Company on the one hand and Contributor on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date and except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(n) Any books, records and Organizational Documents relating to Contributor that are in the possession of Contributor or which can be obtained through Contributor’s reasonable efforts;

(o) (i) All documents reasonably required by a Lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing and (ii) the Existing Loan Release or the Existing Loan Indemnity Agreement in substantially the form attached hereto as Exhibit C (unless such Existing Loans are repaid at or prior to Closing), as applicable, in each case, duly executed by the applicable party; and

(p) An assignment of Excluded Assets from the Company, the Operating Partnership or a Subsidiary, as applicable, in favor of Contributor, to achieve the distributions contemplated under Section 1.4, if applicable.

Section 2.4 IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall be the following:

(i) [Intentionally Omitted];

(ii) Lock-up Agreement, signed by or on behalf of Contributor and the Participants in Contributor, except to the extent that Contributor agrees not to distribute shares of Class A Common Stock to a Participant that has not executed a Lock-up Agreement, substantially in the form attached hereto as Exhibit G (“Lock-up Agreement”), and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(iii) The Representation, Warranty and Indemnity Agreement and the Escrow Agreement;

(iv) The Tax Protection Agreement; and

(v) If requested by the Operating Partnership, a certified copy of all appropriate corporate or limited liability company resolutions or partnership actions, as applicable, authorizing the execution, delivery and performance by Contributor of this Agreement and any related documents and the documents listed in this Section 2.4.

Section 2.5 Closing Costs. Without limitation on and subject to Section 1.9(c), the Company and the Operating Partnership shall be responsible for (a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other similar Taxes incurred in connection with the transactions contemplated hereby, (b) all escrow fees and costs, (c) the costs of any Title Policy, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property, (d) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (e) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (f) its own and Contributor’s attorneys’ and advisors’ fees, charges and disbursements, including without limitation, any hourly rate fees paid to the Supervisor for services not included in the basic supervisory fees, (g) any out-of-pocket costs or fees relating to the Consent Solicitation (including, without limitation, the costs of printing and mailing the Consent Solicitation and the fees of the proxy solicitor) or associated with any approvals or deliverable items contemplated hereunder, including, without limitation, consents, waivers, assignments and assumptions, (h) any costs or fees relating to the winding up of Contributor, including the preparation and filing of final Tax returns, (i) all other costs and expenses it and Contributor have incurred in connection with the transactions contemplated hereby or the IPO and (j) all costs and expenses incident to this Agreement, the other documents contemplated by this Agreement and the documents and transactions contemplated hereby or thereby, and not specifically described above. The parties acknowledge and agree that, to the extent any of the foregoing for which the Company and the Operating Partnership are responsible pursuant to this Section 2.5 have been paid by Contributor prior to Closing, Contributor shall provide the Company and the Operating Partnership a schedule thereof together with reasonable evidence of payment thereof and the Company and the Operating Partnership shall be responsible for the reimbursement to Contributor therefor incurred at or prior to Closing. The provisions of this Section 2.5 shall survive the Closing. In the event that the Closing does not occur, each Contributing Entity shall be responsible for its allocable portion of such costs and expenses incurred prior to the date that this Agreement terminates in accordance with the terms hereof.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to Contributor as set forth below in this Section 3.1, which representations and warranties are true and correct as of the date hereof:

(a) Organization; Authority.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Litigation. There is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which challenges or impairs the ability of the Company, the Operating Partnership or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. Assuming the accuracy of the representations and warranties of Contributor made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No Violation. Assuming the accuracy of the representations and warranties of Contributor made hereunder, none of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Class A Common Stock. The Class A Common Stock, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Company, and when issued against the consideration therefor, will be validly issued by the Company (ii) fully paid and non-assessable, (iii) not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound and (iv) free and clear of all Liens created by the Company (other than Liens created by the Articles).

(g) Articles. Attached hereto as Exhibit H are true and correct copies of the Articles in substantially final form.

(h) Taxes.

(i) At the effective time of the IPO and Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii) At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

(i) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Company, the Operating Partnership or any of its Subsidiaries.

(j) Limited Activities. Except for activities in connection with the IPO or the Formation Transactions, neither the Company nor the Operating Partnership has engaged in any material business or incurred any material obligations.

(k) No Broker. None of the Company, the Operating Partnership, any of their Subsidiaries, or any of their officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Contributor or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(l) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2 [Intentionally Omitted]

Section 3.3 Representations and Warranties of Contributor. Contributor hereby represents and warrants to the Company and the Operating Partnership as set forth below in this Section 3.3, which representations and warranties are true and correct as of the date hereof (or such other date specifically set forth below), except as disclosed in the Consent Solicitation, the Prospectus or the disclosure letter delivered from Contributor to the Company and the Operating Partnership simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Company and the Operating Partnership:

(a) Organization; Authority.

(i) Contributor is a limited liability company, duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property, as applicable, and its other assets, and to carry on its business as presently conducted. Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Section 3.3(a) of the Disclosure Letter sets forth as of the date hereof with respect to Contributor (A) each Subsidiary of Contributor, if applicable, (B) the ownership interest in each such Subsidiary and (C) if not wholly owned by Contributor, the identity and ownership interest of each of the other owners of such Subsidiary. Each real property owned or leased pursuant to a ground lease or operating lease by such Contributor is set forth on Exhibit A. Each Subsidiary of Contributor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its real properties and its other assets, and to carry on its business as presently conducted. Each Subsidiary of Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by Contributor of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of Contributor. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of Contributor constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Capitalization. Section 3.3(c) of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of Contributor as provided in the books and records of Contributor, including the override interests of the Supervisor. All of the issued and outstanding equity interests of Contributor are validly issued and, to Contributor’s Knowledge, are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in Contributor or any Subsidiary.

(d) Licenses and Permits. To Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of its Property, and for the continued conduct and operation of the business of Contributor have been obtained or can be obtained without unreasonable cost, and to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company or the Operating Partnership or a Subsidiary thereof, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, none of Contributor, any of its Subsidiaries or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Litigation. There is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to Contributor’s Knowledge, threatened against Contributor or any of its Subsidiaries which challenges or impairs the ability of Contributor or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. To Contributor’s Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against it or affecting all or any portion of the Contributed Assets, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair Contributor’s ability to execute, deliver or perform its obligations under this Agreement. Contributor has not received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Property or any portion thereof which would substantially and materially impair the current or proposed use thereof.

(f) Compliance with Laws. Contributor and its Subsidiaries have conducted their respective businesses and maintained the Property in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Contributor nor any of its Subsidiaries has Knowledge of, or has been informed in writing of, any continuing violation of any Laws relating to the conduct of the business of Contributor and/or any of its Subsidiaries or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Property is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Property Interest.

(i) Contributor is the holder of the Property Interest as set forth on Exhibit A, free and clear of all Liens except for Permitted Encumbrances.

(ii) With respect to each ground lease and operating lease identified in Schedule 3.3(g), and each lease under which Contributor is a landlord or sublandlord at the date hereof that is material to the Property, (A) such lease is valid, binding against Contributor, and to Contributor’s Knowledge, the other parties thereto, and in full force and effect, (B) neither Contributor nor any Subsidiary party thereto, and to Contributor’s Knowledge, no other party thereto, is in material violation of, or material default under, such lease, (C) Contributor has not granted an option or a right of first refusal or offer, (D) to Contributor’s Knowledge, no event has occurred and is pending, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by Contributor or any of its Subsidiaries or the applicable lessor under the relevant lease and (E) complete (in all material respects) copies of all such leases have been made available to the Operating Partnership.

(h) Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Leases to which Contributor or any of its Subsidiaries is a party or by which Contributor or any of its Subsidiaries or the Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of Contributor or any of its Subsidiaries, and to Contributor’s Knowledge, the other parties thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To

Contributor’s Knowledge, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Insurance. Contributor and each of its Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to the Property by such Contributor as Contributor reasonably deems necessary, including in all cases, such coverage as is required under the terms of any Existing Loan or ground or operating lease. To Contributor’s Knowledge, each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To Contributor’s Knowledge, neither Contributor nor any of its Subsidiaries has received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(j) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Contributor and its Subsidiaries are not in violation of, and have not failed to comply with, any Environmental Laws, (ii) neither Contributor nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that Contributor or any of its Subsidiaries is not in compliance with applicable Environmental Laws with respect to the Property (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) Contributor or its Subsidiaries, as applicable, has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (iv) there has not been a release of a hazardous substance on the Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(j) constitute the sole and exclusive representations and warranties made by Contributor concerning environmental matters.

(k) Eminent Domain. There is no existing or, to Contributor’s Knowledge, threatened in writing condemnation, eminent domain or similar proceeding which would affect the Property.

(l) Consents and Approvals. The Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction is as set forth on Section 3.3(l) of the Disclosure Letter. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, and except (i) for the Requisite Consent of the Participants in Contributor to approve the Consolidation Transaction and (ii) as shall have been satisfied on or prior to the Closing Date, no Consent is required to be obtained by Contributor or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being agreed that the failure to obtain either (A) the Consent of any Lender under an Existing Loan or (B) the Requisite Consent would be expected to have a Material Adverse Effect).

(m) No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by Contributor of this Agreement or any other agreement or document contemplated by this Agreement to which Contributor is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Consolidation Transaction contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of Contributor or any Subsidiary, (ii) any material agreement, document or instrument to which Contributor or any Subsidiary or any of their respective assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on Contributor or any Subsidiary, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Contributor and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed by it with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax returns and reports are accurate and complete in all material respects, and Contributor and each of its Subsidiaries has paid (or had paid on its behalf) all Taxes shown thereon as owing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Contributor or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(ii) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of Contributor and any of its Subsidiaries.

(iii) Contributor is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no Governmental Authority responsible for the assessment or collection of Tax has challenged such treatment.

(iv) There are no pending or, to Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of Contributor or any of its Subsidiaries, or any matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to Contributor or its Subsidiaries, and neither Contributor nor its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract.

(o) Non-Foreign Status. Contributor (or, if Contributor is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), its sole owner for U.S. federal income tax purposes) is not a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to Contributor pursuant to this Agreement.

(p) Contracts and Commitments. Except as set forth in Section 3.3(p) of the Disclosure Letter, neither Contributor nor any of its Subsidiaries is a party to:

(i) any agreement pursuant to which Contributor or any of its Subsidiaries provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than another Contributing Entity or a Management Company;

(ii) any agreement pursuant to which Contributor or any of its Subsidiaries would be required to pay severance to any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor, any of its Subsidiaries or the Supervisor;

(iii) any agreement with another Person limiting or restricting in any material respect the ability of Contributor or any of its Subsidiaries to enter into or engage in any market or line of business (other than agreements with tenants entered into in the ordinary course of business relating to the business that can be conducted at the leased premises and the covenants in any Existing Loan Document);

(iv) any agreement for the sale of any of the assets of Contributor or any of its Subsidiaries other than in the ordinary course of business or with any other Contributing Entity, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of Contributor or any of its Subsidiaries other than Liens or any such rights granted to tenants or other third parties for non-material portions of the Properties (e.g., outparcels);

(v) any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Contributor’s Organizational Documents, any agreement with any other Contributing Entity or Management Company and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium; or

(vi) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from Contributor or any of its Subsidiaries in excess of $1,000,000 per year other than to its Affiliates.

With respect to each of the contracts to which Contributor or any of its Subsidiaries is a party and which is required to be set forth on Section 3.3(p) of the Disclosure Letter, if any (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of Contributor or its Subsidiaries, and, to Contributor’s Knowledge, the other parties thereto, as applicable, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Operating Partnership. With respect to each Material Contract, neither Contributor nor any of its Subsidiaries that is party thereto nor, to Contributor’s Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to Contributor’s Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by Contributor, any of its Subsidiaries or any other party to such Material Contract.

(q) Existing Loans. Section 3.3(q) of the Disclosure Letter sets forth a complete list of all Existing Loans, including in each case the names of the Lender and borrower thereunder and the outstanding principal balance as of September 30, 2011. With respect to each Existing Loan, (i) the Lender has not declared in writing a default or event of default, (ii) the Lender has not brought any claim in writing under any guaranty and (iii) to Contributor’s Knowledge, no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a monetary default or a material non-monetary default by the borrower thereunder or give rise to any material claims by the Lender under any guaranties provided with respect thereto. Complete (in all material respects) copies of the Existing Loan Documents have been made available to the Operating Partnership.

(r) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to Contributor or any of its Subsidiaries.

(s) Employees. Neither Contributor nor any of its Subsidiaries has any employees.

(t) No Broker. Neither Contributor nor any of its Subsidiaries nor any of their members, managing members, partners, general partners, directors, officers, employees or the Supervisor, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(u) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.3, Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.4 Survival of Representations and Warranties of Contributor; Remedy for Breach.

(a) All representations and warranties contained in Section 3.3 (as qualified by the Disclosure Letter) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.

(b) Notwithstanding anything to the contrary in the Agreement, following the Closing and issuance of Class A Common Stock and/or cash to Contributor, neither Contributor nor any member, managing member, partner, general partner, director, officer or employee, to the extent applicable, of Contributor or its Subsidiaries shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by it pursuant thereto.

ARTICLE 4.

COVENANTS

Section 4.1 Covenants of Contributor.

(a) From the date hereof through the Closing, and except as contemplated by this Agreement or in connection with the Formation Transactions, Contributor shall not, without the prior written consent of the Operating Partnership:

(i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or all or any portion of Contributor’s Property Interest (other than Excluded Assets) other than in the ordinary course of its business consistent with past practice;

(ii) Except as otherwise disclosed in the Disclosure Letter, mortgage, pledge, hypothecate or encumber all or any portion of the Contributed Assets or the Property;

(iii) Terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;

(iv) Cause or take any action that would render any of the representations or warranties set forth in Section 3.3 untrue in any material respect;

(v) Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(vi) Amend the Organizational Documents of Contributor;

(vii) Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to Contributor;

(viii) Exercise rights, if any, under applicable Organizational Documents, to initiate any buy-sell procedures or to commence any process to market and sell the Property Interest held by Contributor; or

(ix) Make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity agreement, Tax sharing agreement, Tax protection agreement, Tax allocation agreement or similar contract or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

Section 4.2 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and Contributor covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3 Tax Covenants.

(a) Contributor and the Operating Partnership shall provide each other with such reasonable cooperation and information relating to the Contributed Assets as the parties reasonably require in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s qualification as a REIT for U.S. federal income Tax purposes. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its Affiliates of written notice of (A) any pending or threatened tax audits or assessments with respect to the Property and (B) any pending or threatened U.S. federal, state, local or foreign audits or assessments of the Operating Partnership or any of its Affiliates, in each case which would affect the liabilities for Taxes of Contributor with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date. Contributor shall promptly notify the Operating Partnership upon receipt by Contributor or any of its Subsidiaries of written notice of any pending or threatened U.S. federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Contributor or with respect to the Property. The Operating Partnership shall be responsible for the prosecution of any claim or audit instituted after the Closing Date with respect to Taxes attributable to any taxable period, or portion thereof, ending on or before the Closing Date, provided, that the Contributor may participate at its own expense and the Operating Partnership shall cooperate with Contributor in the conduct of any such audit or proceeding or portion thereof. Notwithstanding the foregoing, if Contributor has not liquidated, the Operating Partnership may not settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the Contributor or its Affiliates (other than on Contributor or any of their Affiliates as a partner of the Operating Partnership) without the consent of the Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Contributor shall deliver to the Operating Partnership all tax returns, schedules and work papers with respect to the Property, and all material records and other documents relating thereto.

(b) With respect to the Contributed Assets contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and Contributor agree that the

Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership and therefore shall not make any curative or remedial allocations unless the Operating Partnership and the parties to the Tax Protection Agreement agree otherwise in the Tax Protection Agreement.

ARTICLE 5.

POWER OF ATTORNEY

Section 5.1 Grant of Power of Attorney.

(a) By executing this Agreement, Contributor hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of each of Contributor to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, (i) the execution of any Closing Documents or other documents relating (A) to the acquisition by the Operating Partnership of Contributor’s Property Interest, the Contributed Assets, the Assumed Agreements or the Assumed Liabilities, or (B) an Alternate Transaction or Portfolio Sale as further described in each Contributing Entity’s Consent Solicitation, (ii) any registration rights agreements, tax protection agreements, partnership agreements, and the Lock-up Agreement, (iii) to provide information to the SEC and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, the Formation Transactions and the IPO as fully as could Contributor if personally present and acting (the “Power of Attorney”).

(b) The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact nevertheless shall be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Contributor agrees that, at the request of the Operating Partnership, it promptly will execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Article 5, such execution to be witnessed and notarized, and in recordable form (if necessary). Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c) Contributor acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

(d) Contributor may withhold distribution of Class A Common Stock to any Participant until such Participant executes the Lock-up Agreement and each other document required to be executed by such Participant in connection with the transactions contemplated hereby.

Section 5.2 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by Contributor hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the IPO, or the acquisition of the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for in this Agreement. Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by Contributor hereby, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors or Affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 5.3 Ratification; Third-Party Reliance. Contributor hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by Contributor under this Article 5, and Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 6.

RISK OF LOSS

The risk of loss relating to Contributor’s Property Interest and the underlying Property prior to the Closing shall be borne by Contributor. If, prior to the Closing, (a) the Property is materially or totally destroyed or damaged by fire or other casualty or (b) the Property is materially or totally taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option (such election to be made as soon as reasonably practicable following such occurrence and in any event prior to the Closing), determine not to acquire the Property Interest of Contributor relating to the Property that has been destroyed, damaged or taken as described above. Contributor shall not have any obligation to repair or replace any such damage, destruction or taken property. Unless the Operating Partnership elects not to acquire the Property Interest of Contributor, at the Closing, Contributor shall pay or cause to be paid to the Operating Partnership any sums collected (directly or indirectly) by Contributor, if any, under any policies of insurance or award proceeds relating to such casualty or condemnation, if any, and otherwise assign to the Operating Partnership all rights (directly or indirectly) of Contributor to collect such sums as may then be uncollected except to the extent required for collection costs or repairs by Contributor prior to the Closing Date, and provided that Contributor shall retain any insurance proceeds attributable to lost rents or other items applicable to any period prior to the Determination Date, and all rights thereto. As used in this Article 6, “materially” destroyed, damaged or taken refers to any casualty loss or damage or any loss due to condemnation, in either case, to the Property or any portion thereof if (a) the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Contributor and reasonably approved by the Operating Partnership, or the amount of the proposed condemnation award is, equal to or greater than ten percent (10%) of the Total Consideration for the Property, (b) such loss or damage would entitle tenants occupying more than ten percent (10%) of the total rentable square footage at the Property, in the aggregate, to terminate their Leases or (c) such loss or damage otherwise materially impairs the current use or square footage of such Property (including parking, if material to such use) or access thereto. This Article 6 is an express agreement to the contrary under Section 5-1311 of the New York General Obligation Law.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Defined Terms.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Assumed Agreements	1.1
Assumed Liabilities	1.5
Attorney-in-Fact	5.1(a)
Charitable Electing Participant	1.8(b)(ii)(C)
Charitable Participant	Recital I
Class A Common Stock	Recital B
Class B Common Stock	Recital H
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Code	Recital B
Company	Preamble
Consent	3.1(d)
Consent Solicitation	1.8(a)
Consolidation Transaction	Recital D
Contributed Assets	1.1
Contributed Properties	Recital A
Contributing Entities	Recital A
Contribution and Assumption Agreement	1.1

TERM	SECTION

Contributor	Preamble
Disclosure Letter	3.3
Dispute	7.9(a)
DTC Registered REIT Stock	1.8(c)
Effective Date	Preamble
Excluded Assets	1.4
Excluded Liabilities	1.6
Existing Loan	1.7(a)
Existing Loan Documents	1.7(a)
Existing Loan Fees	1.7(b)
Existing Loan Indemnity Agreement	1.7(a)
Existing Loan Release	1.7(a)
Formation Transactions	Recital A
Ground Lease Estoppel	2.1(b)(viii)
Initial Filing Date	1.7(a)
IPO	Recital B
IPO Closing	2.2
IPO Closing Documents	2.4(b)
Leases	1.1
Lender	1.7(a)(i)
Lock-up Agreement	2.4(b)(ii)
Non-Accredited Participant	1.8(b)(ii)(A)
Malkin Family Contributor	Recital H
Management Companies	Recital A
Material Contracts	3.3(p)
Operating Partnership	Preamble
Optional Contributing Entities	Recital A
Optional Contributed Properties	Recital A
Optional Property Interests	Recital A
OP Units	Recital D
Other Contributors	Recital A
Participant	Recital E
Power of Attorney	5.1(a)
Principals	Recital G
Property	Recital C
Public Electing Participant	1.8(b)(ii)(B)
Property Interests	Recital A
REIT	Recital B
Representation, Warranty and Indemnity Agreement	Recital G
Requisite Consent	2.1(a)(i)
SEC	2.1(a)(ii)
Sellers	Recital I
Tax Protection Agreement	Recital G
Tenant Estoppel	2.1(b)(viii)
Termination Date	1.10

TERM	SECTION

Title Company	2.1(b)(vii)
Title Policies	2.3(j)
Total Consideration	1.8(a)
Value	1.8(a)

(b) For the purposes of this Agreement, the following terms have the meanings set forth below.

“Act” means the Securities Act of 1933, as amended.

“Accredited Participant” means a Participant in a Contributing Entity (other than the Public Entities) that is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Act).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Consolidation Transaction as either (A) a merger of Contributor or a Subsidiary of Contributor with and into either the Company or a wholly-owned subsidiary of the Company or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of a wholly-owned subsidiary of either the Company or the Operating Partnership with and into Contributor or a Subsidiary of Contributor, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to the Participants (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire Contributor or all of the Contributed Assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to the Company, the Operating Partnership and the Participants in Contributor are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and such Participants pursuant to this Agreement.

“Articles” means the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Charitable Organization” means an entity that is or is owned by a charitable organization under Section 501(c)(3) of the Code.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Committee” means one or more committees formed in connection with the transactions contemplated hereby, in each case, consisting of representatives of the Supervisor and the Estate of Leona M. Helmsley, and all actions of which shall require unanimous approval.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $0.01 per share.

“Determination Date” means a date, designated by the Operating Partnership, no more than five (5) Business Days nor less than one (1) Business Day prior to the “Subject to Completion Date” date set forth on the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the IPO (i.e., the “red herring”), provided, however, that if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then the Determination Date shall mean the date of such subsequent preliminary prospectus.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Escrow Agreement” means that certain Indemnity Escrow Agreement entered into concurrently herewith by and among the Principals and the Escrow Agent named therein.

“Fixtures and Personal Property” means all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnity Holdback Amount” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“Indemnity Holdback Escrow” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“IPO Price” means the price per share of Class A Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“Knowledge” means, with respect to Contributor, any Subsidiary of Contributor, the Company or the Operating Partnership, the current actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the shares of Class A Common Stock.

“Material Adverse Effect” means, as the case may be, a material adverse effect on (i) the assets, business, financial condition or results of operations of Contributor and its Subsidiaries the taken as a whole (or on the applicable Property or Property Interest) (as to the representations and warranties relating to Contributor or any of its Subsidiaries) or (ii) on the Company, the Operating Partnership and their Subsidiaries and their properties taken as a whole, after giving effect to the Consolidation Transaction and the IPO (as to the representations and warranties relating to the Company and the Operating Partnership), as applicable.

“Malkin Family Group” means Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendents and the lineal descendents of Lawrence A. Wien (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing, including the Supervisor.

“Net Working Capital” means current assets of Contributor (excluding cash and cash equivalents, except to the extent required to maintain the normalized level of working capital for Contributor) less current liabilities of Contributor (excluding the outstanding principal balance under any Existing Loans).

“OP Units” means the limited partnership interests in the Operating Partnership

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Participation Interests” means the limited liability company, general or limited partnership interests in the Contributing Entities, as applicable and, to the extent a limited liability company, general or limited partnership interests are held by an agent for the benefit of participants, the beneficial ownership of such interests.

“Permitted Encumbrances” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning Laws generally applicable to the districts in which the Property is located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) Liens securing financing or credit arrangements existing as of the Closing Date and which are not Excluded Liabilities and assumed by the Operating Partnership; (v) Liens arising under leases entered into in the ordinary course of business; (vi) any exceptions contained in the title policies relating to the Property made available to the Company and the Operating Partnership at or prior the date hereof that do not materially detract from the value or the marketability of the Property or the ability of the Property to be financed; (vii) the Liens of all Existing Loan Documents and (viii) any matters that would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preliminary Appraisal” means the preliminary appraisal attached to the draft of the Consent Solicitation distributed to the Participants in the Contributing Entities that are not publicly owned.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Act with the SEC.

“Public Entities” means Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Subsidiary” or “Subsidiaries” refers to the Subsidiaries of Contributor, the Company or the Operating Partnership, as applicable, unless the context otherwise requires.

“Supervisor” means Malkin Holdings LLC or any of it Affiliates, in such Person’s capacity as the supervisor of certain of the Contributing Entities, as applicable.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

“Underwriting Discount” means the underwriting discounts and commissions payable by the Company to the underwriters in the IPO for one share of Class A Common Stock, as set forth on the cover page of the final Prospectus relating to the IPO.

Section 7.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business

Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

To Contributor:

[PUBLIC ENTITY]

c/o Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, NY 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto, other than the Estate of Leona M. Helmsley and its Affiliates and Malkin Holdings LLC in respect of the following sentence. Nothing herein shall be deemed to affect the rights of the Estate of Leona M. Helmsley or any of its Affiliates, or Malkin Holdings LLC pursuant to (a) a separate agreement, dated November 28, 2011, between Malkin Holdings LLC and the Estate of Leona M. Helmsley in respect of the Committee or (b) the separate agreement, dated January 14, 2011, by and among Malkin Holdings LLC, LMH 34 LLC, LMH 1333 LLC, LMH 1350 LLC, LMH Equities LLC, Supervisory Management Corp., LMH EBC, LLC, LMH 1400 LLC, LMH Fisk LLC and LMH Lincoln LLC, and in the event of a conflict between either such agreement and this Agreement, the terms of such separate agreement shall control.

Section 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 7.6 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. This Agreement may be amended prior to the IPO Closing without the consent of any Participant in Contributor, provided that such amendment does not adversely affect the economic benefits to such Participants (taking into account the Tax treatment).

Section 7.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may designate assignees pursuant to Section 1.2 and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

Section 7.8 Jurisdiction. Subject to Section 7.9, the parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 7.9 Dispute Resolution. The parties intend that this Section 7.9 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or Claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than fifteen (15) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible, in any event not to exceed forty-five (45) days. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof pursuant to Section 7.8. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 7.11 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of the Supervisor or any Participant, shareholder, managing member, general partner, director, officer or employee of Contributor, the Supervisor, the Company or the Operating Partnership, to the extent applicable, in their capacities as such; provided that nothing in this Section 7.14 shall be deemed to affect any liability or obligation of any Person pursuant to the Representation, Warranty and Indemnity Agreement.

Section 7.15 Changes to Form Agreements. Contributor agrees and confirms that the terms of the Class A Common Stock and the Consent Solicitation are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement, Contributor hereby authorizes the Company or the Operating Partnership to, and understands and agrees that the Company or the Operating Partnership may make changes (including changes that may be deemed material) to the Consent Solicitation, and Contributor agrees to receive shares of Class A Common Stock and/or cash, as the case may be, with such final terms and conditions as the Operating Partnership and the Company shall determine, provided that such changes do not affect Contributor in a manner materially different from the Other Contributors. In addition, Contributor acknowledges that (a) it understands that the information presented in the Consent Solicitation and the attachments thereto will be preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the IPO Price and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (b) the Formation Transactions may be consummated even if less than all of the Contributing Entities and the Public Entities participate in the Formation Transactions, (c) except as contemplated by Section 2.1(a)(ix), the participation of Contributor in the Formation Transactions is not conditioned on the participation of any other Contributing Entity, Public Entity or Management Company, (d) there is likely to be an extended period of time before the Formation Transactions are completed and the terms of the Formation Transactions as described in the Consent Solicitation and the Prospectus, including the Exchange Values, may be significantly different than described in such documents existing as of the date hereof and (e) notwithstanding the foregoing differences, this Agreement will be binding.

Section 7.16 Further Assurances. Contributor on the one hand and the Company and the Operating Partnership on the other hand shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.17 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax advice or other advice from the other party to this Agreement, and that it has consulted with or will consult with its own advisors. The Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated in this Agreement.

Section 7.18 Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 7.19 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Contributor to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contribution Agreement as of the date first written above.

“COMPANY”

EMPIRE STATE REALTY TRUST, INC.

By:
Name:
Title:

“OPERATING PARTNERSHIP”

EMPIRE STATE REALTY OP, L.P.

By:
Name:
Title:

“CONTRIBUTOR”

[PUBLIC ENTITY]

By:
Name:
Title:

SCHEDULE 1.8

TO

CONTRIBUTION AGREEMENT

CALCULATION OF CONTRIBUTOR VALUE

For the purposes of the Agreement, the “Value” of Contributor shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 1.8 shall have the meanings set forth below and capitalized terms used in this Schedule 1.8 without definition shall have the meanings assigned to such terms in the Agreement.

Number of Shares of Class A Common Stock = V/IPO Price

V = AP x TIV

where:

V = Value

AP = Allocable Percentage

TIV = Total Inside Value

“Allocable Percentage” shall mean the percentage calculated as a fraction, the numerator of which is Contributor’s Exchange Value and the denominator of which is the aggregate Exchange Value of the Contributing Entities plus the Management Companies plus any Optional Contributing Entity to the extent consolidated simultaneously with the Formation Transactions on the Closing Date.

“Exchange Value” shall mean the final exchange value determined in accordance with the valuation described in the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4 for the Company, as the same may be amended or supplemented.

“Public Equity” shall mean the product of: (i) the aggregate number of shares of Class A Common Stock sold to the public in the IPO (excluding the over-allotment option, if any) times (ii) the IPO Price.

“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of shares of Common Stock to be outstanding immediately following the IPO Closing (excluding the over-allotment option, if any) and (B) the aggregate number of OP Units to be outstanding immediately following the IPO Closing other than OP Units held by the Company times (ii) the IPO Price.

“Total Inside Value” shall mean the sum of Total Equity minus Public Equity.